EXHIBIT I
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                               OPINION OF COUNSEL






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                           KIRKPATRICK & LOCKHART LLP

                    1800 MASSACHUSETTS AVENUE N.W., 2ND FLOOR

                           WASHINGTON, D.C. 20036-1800

                                  March 1, 1999

Conseco Fund Group
11815 North Pennsylvania Street
Carmel, Indiana 46032

Ladies and Gentlemen:

         You have requested our opinion, as counsel to Conseco Fund Group ("Trust"), as to certain matters regarding the issuance of Shares of the Trust. As used in this letter, the term "Shares" means the Class A, Class B, Class C and Class Y shares of beneficial interest of the Conseco Fixed Income Fund, Conseco High Yield Fund, Conseco Convertible Securities Fund, Conseco Balanced Fund, Conseco Equity Fund, Conseco International Fund, and Conseco 20 Fund, each a separate series ("Series") of the Trust, during the time that Post-Effective Amendment No. 10 to the Trust's Registration Statement on Form N-1A ("PEA") is effective and has not been superseded by another post-effective amendment.

         As counsel to the Trust, we have participated in various matters relating to the Trust. We have examined copies of the Trust's Agreement and Declaration of Trust and By-Laws, as now in effect, and the minutes of meetings of the trustees of the Trust, and we are generally familiar with its affairs. For certain matters of fact, we have relied upon representations of officers of the Trust. Based on the foregoing, it is our opinion that an unlimited number of Shares of each Series may be legally and validly issued in accordance with the Trust's Agreement and Declaration of Trust and By-Laws and subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state laws regulating the offer and sale of securities; and, when so issued, the Shares will be legally issued, fully paid and non-assessable by the Trust.

         We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state securities laws in connection with the sale of Shares.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that that persons seeking to subject shareholders to any personal liability whatsoever, in tort, contract or otherwise, in connection with the Trust property or affairs of the Trust, shall look solely to the Trust for satisfaction of their claims. It also requires that notice of such disclaimer be given in any written instrument creating an obligation of the Trust, but that the omission of such recital shall not

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operate to impose  personal  liability on any of the  shareholders of the Trust.
The Declaration of Trust further provides for indemnification from the assets of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust by virtue of ownership of shares of a Series. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

         We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 10 to the Trust's Registration Statement on Form N-1A. We also consent to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information filed as part of the Registration Statement.

                                   Sincerely,

                                   KIRKPATRICK & LOCKHART LLP


                                   By: /s/ DONALD W. SMITH
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                                       Donald W. Smith